Exhibit 10.5

March 4, 2019

[Name]
[Address]
[City, State  Zip]

Retention Award

Dear [●]:

                           In recognition of your extraordinary efforts to date and to encourage your continued dedication to Barnes & Noble, Inc. (the “Company”), the Company has determined to provide you with a retention award pursuant to the terms of this letter agreement (this “Agreement”), effective as of March 4, 2019 (the “Grant Date”).

1.            Retention Award.  The Company will pay you a cash retention award in the amount of $[●] (the “Retention Award”) as soon as practicable, but in no event later than 30 days, following the earlier of (a) the third anniversary of the Grant Date and (b) the first anniversary of a “Change in Control” (as defined in the Company’s Change in Control Severance Plan, dated as of December 4, 2018, as may be amended from time to time, or any successor plan thereto (the “Change in Control Severance Plan”)) (such earlier date, the “Payment Date”), subject to your continued employment through the Payment Date, except as otherwise provided in Paragraph 2.

2.            Termination of Employment.  If, prior to the Payment Date, your employment is terminated (a) at any time (whether or not a Change in Control has occurred), by the Company without Cause or (b) following a Change in Control, by you for Good Reason (in each case, as defined in the Change in Control Severance Plan), provided that you execute a separation and release of claims agreement in substantially the same form as the release attached as Appendix B to the Change in Control Severance Plan and such agreement becomes irrevocable in accordance with its terms no later than the sixtieth (60th) day following such termination of employment, the Retention Award will be paid to you in a lump sum on the 60th day following such termination of employment.  For the avoidance of doubt, in the event your employment terminates for any reason other than (x) at any time, by the Company without Cause or (y) following a Change in Control, by you for Good Reason, then the Retention Award will be immediately forfeited and you will have no further rights to the Retention Award.

3.            Withholding.  The Company may deduct and withhold from any amount payable under this Agreement all applicable U.S. federal, state and local taxes and non-U.S. taxes required to be withheld pursuant to any applicable law or regulation.

4.            Assignment.

(a)        This Agreement is personal to you and, without the prior written consent of the Company, shall not be assignable by you otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void.  Notwithstanding the foregoing sentence, this Agreement and all of your rights hereunder shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(b)        The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company (a “Successor”) to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.  As used in this Agreement, the term “Company” shall mean the Company as hereinbefore defined and any Successor and any permitted assignee to which this Agreement is assigned.

5.            Amendment/Waiver.  No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by you and a duly authorized officer of the Company.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

6.            Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.  None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.  Notwithstanding anything herein to the contrary, the provisions of Section 6 of the Change in Control Severance Plan shall apply (to the extent applicable) to the Retention Award.

7.            Change in Control Severance Plan.  Notwithstanding anything to the contrary in the Change in Control Severance Plan (including, for the avoidance of doubt, Section 9 therein), you shall be entitled to the Retention Award in addition to any payments or benefits to which you may also be entitled under the Change in Control Severance Plan.

8.            Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York (without giving effect to its conflicts of laws provisions).

9.            Section 409A Compliance.  It is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code (“Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  If, at the time of your separation from service (within the meaning of Section 409A), (a) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (b) the Company shall make a good faith determination that an amount payable under this Agreement or any other plan, policy, arrangement or agreement of or with the Company (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay any such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the earlier of the first day of the seventh month following such separation from service or your death.  Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to or for your benefit under any Company Plan may not be reduced by, or offset against, any amount owing by you to the Company.  Notwithstanding the preceding, the Company makes no representations concerning the tax consequences of your participation in this Agreement under Section 409A or any other federal, state or local tax law.  Your tax consequences shall depend, in part, upon the application of relevant tax law, including Section 409A, to the relevant facts and circumstances.  You should consult a competent and independent tax advisor regarding the tax consequences of this Agreement.

10.          Headings.  Headings in this Agreement are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

11.          Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile of PDF), each of which will be deemed an original but all of which together will constitute one and the same instrument.

BARNES & NOBLE, INC.,

By:
Name:
Title:

Accepted and Agreed:

[Name]
Dated: ____________, 2019

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